Exhibit 10.1

Thomas S. Kucinski
Executive Vice President
Chief Human Resources Officer

Personal & Confidential

April 29, 2021

Mr. Humberto Alfonso

Dear Bert,

I am pleased to confirm the terms under which you will join Information Services Group, Inc. (ISG) as Executive Vice President and Chief Financial Officer, based in our Stamford CT headquarters. You will also become a member of our ISG Executive Board (IEB) comprised of the top leaders of our firm. Your start date would be Monday, June 7, 2021.

Your base salary will be $550,000 annually. Executives at ISG have their base salary reviewed periodically, but not annually.

Your annual target opportunity under our ISG Incentive Plan (IIP) will be $350,000, prorated for 2021 For performance year 2021, in lieu of cash bonus consideration, you will receive an award of ISG Restricted Stock Units (RSUs) on July 1, 2021 with a face value of $200,000 and a vesting date on the first anniversary of the grant.

You would also be part of our Executive Equity Program and as such we would grant you $350,000 of RSUs on July 1, 2021 comprised of two components:

●	$262,500 of time based RSUs which would vest ratably over 4 years.

●	$87,500 of performance based RSUs which would vest upon ISG’s share price meeting a specific threshold within 4 years of the grant.

You would be eligible with other executives approximately annually for a similar sized equity grant at the discretion of our Compensation Committee.

Information Services Group, Inc.

2187 Atlantic Street
8th Floor
Stamford, CT 06902
203-517-3108

Thomas S. Kucinski
Executive Vice President
Chief Human Resources Officer

To assist with your transition to ISG, we will provide you with the following:

●	A transition bonus of $100,000 paid on June 30, 2021.

●	A transition bonus of $100,000 paid on June 30, 2022.

●	A grant of 100,000 ISG RSUs on July 1, 2021. These will vest fully on the third anniversary of the grant and requires you to execute our standard restrictive covenant agreement.

In addition, we have provided our top executives, upon joining the firm, with the opportunity to purchase ISG shares that we will then match 1:1. Should you decide to do so, you may purchase up to $100,000 face value of ISG shares in the open market and we will then match those shares 1:1 with an RSU grant on the first day of the month following the completion of your purchases, provided your purchases are completed by December 10, 2021. As an insider at ISG, you will be able to purchase shares only during open trading windows. If you choose to purchase ISG shares prior to your start date, we will honor those purchases for purposes of the match. The matched RSU’s would vest fully on the first anniversary of the grant.

You will be subject to our ISG Share Ownership guidelines which, for the CFO requires that within 5 years of starting, you will hold ISG shares (which includes unvested RSUs) with a value equal to three times your base salary.

In addition to the above compensation, you are eligible for a number of employee benefits, which may from time-to-time be changed, added to, or reduced. Also included is our Profit-Sharing (401k) plan and the opportunity to participate in our Employee Stock Purchase Plan (ESPP) whereby you may purchase ISG shares at a 10% discount. We expect our senior executives to participate in the ESPP. A complete benefit explanation will follow shortly.

Additionally, you will be provided a Change in Control agreement, that provides for certain payments in the event of a termination in connection with a change-in-control.

As is our standard operating procedure, you will be required to sign a confidentiality and non-solicitation agreement.

Information Services Group, Inc.

2187 Atlantic Street
8th Floor
Stamford, CT 06902
203-517-3108

Thomas S. Kucinski
Executive Vice President
Chief Human Resources Officer

All offers of employment are contingent upon receipt of information satisfactory to ISG in response to a background and verification check of your employment background. This process has been initiated as you are aware.

Our leadership team has enjoyed meeting with you. I am confident that with your business and leadership experience, you will make significant contributions to the success of ISG.

We look forward to you joining the ISG Team!

Sincerely,

/s/ Tom Kucinski

Tom Kucinski

cc: Michael Connors

Acknowledged and Agreed:

/s/ Humberto Alfonso

Humberto Alfonso

Information Services Group, Inc.

2187 Atlantic Street
8th Floor
Stamford, CT 06902
203-517-3108